Exhibit 99.1

Explanation of Responses:

(1) Common Stock held directly by Brookfield Holdings Canada Inc., a corporation formed under the laws of the Province of Ontario (“BHCI”). BHCI is a direct subsidiary of the Reporting Person. In accordance with Instruction 4(b)(iv), the entire amount of the Common Stock directly held by BHCI is reported herein.

(2) The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are directly beneficially owned by BHCI, except to the extent of any indirect pecuniary interest therein.